EX-99.1


FOR IMMEDIATE RELEASE


CONAGRA'S FY98 EARNINGS OUTLOOK

Omaha, Neb., February 13, 1998 -- ConAgra, Inc. (NYSE: CAG) today announced that the company continues to expect record earnings per share for fiscal year 1998 ending May 31, 1998, but does not expect to achieve its double-digit earnings growth target.

     ConAgra targets trendline double-digit earnings per share growth. However, following 13-percent earnings per share growth in fiscal 1998's first half, fiscal 1998 second half earnings per share are expected to be roughly the same to moderately lower compared with 1997's second half, mainly due to recent deterioration and depressed margins in the fresh meat and poultry industry.

     ConAgra's president and chief executive officer, Bruce Rohde, commented, "While many of our businesses are performing well, the fresh meat and poultry sector is performing far below our earlier expectations for better results this year. It's a credit to ConAgra's diversification and earnings balance that we can absorb the protein sector's sharp downturn and still expect some earnings per share growth this fiscal year. We are moving vigorously to strengthen our meat and poultry businesses so they reap greater benefits when the sector eventually rebounds."

     Mr. Rohde concluded, "ConAgra is synonymous with premium earnings growth in the food industry. We regret having to lower our sights this fiscal year, but a short-term disappointment won't


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interfere with our commitment to sustaining ConAgra's superior long-term earnings growth."

     Asia is a vital market for the U.S. meat and poultry industry. Asian demand is down in the midst of a temporary surge in U.S. meat and poultry production, creating excess protein supply that weighs heavily on the U.S. markets. The protein bulge should ease later in the calendar year, but the current glut is severely depressing industry selling prices and margins. Although fresh meat and poultry operations do not represent a large percentage of ConAgra's earnings, less than 10 percent last year, their shortfall versus fiscal 1998 plan is substantial.

     For the first half of fiscal 1998, ConAgra earned 70 cents per share, up 13 percent from 62 cents per share in fiscal 1997's first half. Fiscal 1997 second half earnings per share were 72 cents. For the full year fiscal 1997, ConAgra's earnings per share were $1.34, up 14.5 percent versus fiscal 1996. ConAgra's previously reported earnings per share and the new diluted earnings per share are comparable.

     This news release contains forward-looking statements that reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in such assumptions or factors could produce significantly different results.

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